UgoMedia Interactive Corporation
                  10011-123 St. NW, Suite 2303
                Edmonton, Alberta, Canada  N7V 1X4


November 20, 2002

Sciax Technology Inc.
233 Carlaw Ave Suite 401
Toronto, ON, Canada
M4M 3N6


          Re:     Proposed    Combination   involving    UgoMedia
          Interactive Corporation  of Sciax Technology Inc.

Gentlemen:

      This Letter of Intent memorializes a proposal with respect to the acquisition by UgoMedia Interactive Corporation, a Nevada corporation, ("UgoMedia") of Sciax Technology ("Sciax"). UgoMedia and Sciax shall be collectively referred to herein as the "Parties" and each separately as a "Party".

1.   The Combination

     (a) Sciax will merge (the "Combination") with a wholly-owned Ontario subsidiary of UgoMedia ("Acquisitionco"), to form a new Ontario corporation ("Amalco") which will be a wholly-owned subsidiary of UgoMedia.

     (b) In connection with the Combination, UgoMedia shall issue to the shareholders of Sciax 20,000,000 shares of UgoMedia's Common Stock. The shares shall be restricted securities which may not be transferred except as permitted under US securities laws. In connection with the Combination, UgoMedia, as the sole shareholder of Acquisitionco, will receive 100 common shares of Amalco, being all of the issued and outstanding shares of Amalco.

     (c) In addition, Sciax shall pay four hundred fifty thousand dollars ($450,000) USD in cash to UgoMedia , as follows:

     (i) a non-refundable [subject to paragraph 2.d] deposit of twenty five thousand ($25,000) USD shall be paid by wire transfer to Airam Capital Group, Inc. on the execution of this Letter of Intent;

     (ii) Concurrent with the signing of the definative Agreement a further seventy-five thousand ( $75,000) USD payment will be made via wire transfer payable to Airam Capital
          Group Inc.

    (iii) the remaining $350,000 shall be paid in the form of a promissory note (the "Note"), bearing interest at the rate of 6% per annum. The Note shall be repaid on the first anniversary of the Closing;

provided that Sciax may prepay the outstanding balance (both principal and interest) of the Note at any time without penalty. The Note may be divided, assigned and used to pay debts or other obligations of UgoMedia, and thereafter any payments due on the Note shall be paid directly to such assignee[s]. Further, The Board of Directors of Ugomedia has the option to issue to any assignee of the Note, in whole or in part, the right to acquire shares of UgoMedia at the bid price, up to $.20 per share upon reassignment back to UgoMedia of any unpaid principal and/or interest on the Note.

     (d) On Closing: (i) Sciax will be merged with Acquisitionco into Amalco and will cease to exist as a separate corporation;
(ii) Amalco will be responsible for all debts and liabilities of both Sciax and Acquisitionco incurred prior to the date of amalgamation; (iii) Amalco will become a wholly owned subsidiary of UgoMedia; and (iv) the stockholders/partners of Sciax will become stockholders of UgoMedia.

     (e) On Closing, Aldo Rotondi and the current directors of Sciax; namely Ken Smart as well as Nitin Amersey and two other individuals to be appointed by Ken Smart will be elected or appointed to the UgoMedia Board of Directors.

     (f) On Closing, the new Board of Directors may elect to change the name of UgoMedia.

     (g) On or before Closing, each Party shall take all appropriate and necessary corporate action to authorize the transactions contemplated in this Letter of Intent and obtain all required approvals and consents to the Combination, including but not limited to approval by their respective Boards of Directors and approval by their shareholders, if necessary.

     (h) Prior to Closing, the issued and outstanding share capital of UgoMedia shall be adjusted as set out in Schedule "A", including but not limited to the transfer by Aldo Rotondi and Nevada Fund of 1,367,323 common shares each back to UgoMedia's treasury.

     (i)  Subject to approval of the Board of Directors, UgoMedia
Amalco  shall  sign  an Investor Relation Program  Contract  with
Airam Capital as per Schedule "C". This is intended to enhance shareholder awareness in post-Combination UgoMedia.

     (j) A list of current assets shall be provided by UgoMedia as soon as possible after signing of this letter of intent.

     (k) Plan of action regarding roles and responsibilities, including payment of costs and expenses, after execution of this letter of intent follows as Schedule B.

2.     Due Diligence, Confidentiality, and Further Covenants

      (a) From the date hereof, each Party will make available to the other Party and its authorized representatives for review their respective financial statements, books, records, corporate documents and other information as the other Party or its authorized representatives may reasonably request, and each Party shall have the opportunity to meet with attorneys, accountants and key personnel of the other Party to discuss the financial and business conditions of that other Party and to make such further investigations as may be deemed necessary and prudent. The Parties agree to cooperate with each other in complying with these requests and providing such materials as the other Party may request.


     (b) All confidential information which each Party or any of its officers, employees, agents, consultants, or representatives (the "Receiving Party"), may possess or may receive in the future pertaining to the business, affairs and financial or other condition of the other Party (the "Disclosing Party"), shall not be utilized, disclosed or made available to any other person or entity other than current members of the Board of Directors, officers, employees, agents, consultants, or representatives of either Party for their due diligence use under this Letter of Intent at any time without the express written consent of the Disclosing Party. Notwithstanding the foregoing, neither Party will be obliged to maintain confidentiality in respect of information that:

     (i) is or becomes available in the public domain, other than by an act or omission of the Receiving Party or any employee, agent or other person acting for or on behalf of the Receiving Party;

     (ii) is lawfully acquired by the Receiving Party from another source without restriction; or

     (iii) is required to be disclosed by law or ordered to be disclosed by a court, administrative agency or other governmental body with jurisdiction over the parties, provided the Receiving Party will first have provided the Disclosing Party with prompt written notice of such required disclosure and will take reasonable steps to allow the Disclosing Party to seek a protective order with respect to the confidentiality of the information required to be disclosed. The Receiving Party will promptly co-operate with and assist the Disclosing Party in connection with obtaining such protective order, at the Disclosing Party's expense.

      (c) Notwithstanding the foregoing, the Parties acknowledge and agree that:

     (i) each Party shall, on or before Closing, make all such filings as may be required to be made by it under any applicable laws or regulations in order to consummate the transactions contemplated in this Letter of Intent;

     (ii) each Party shall co-operate with the other Parties with
     respect  to  all  such  filings,  including  providing   all
     information about the Party that such other Parties may require for such filings;

     (iii)      without limiting the generality of the foregoing:
     (1) within five (5) days of the execution of this Letter of Intent UgoMedia is required to and shall prepare and file with the U.S. Securities and Exchange Commission ("SEC") a Form 8-K Current Report with respect to the same, and shall issue a press release mutually acceptable to the Parties which shall also be filed as an exhibit to the Form 8-K; and
     (2) not less than thirty (30) days before Closing, UgoMedia is required to and shall prepare and file with the SEC and deliver to its shareholders a properly prepared information statement on Schedule 14F; and

     (iv) all other public notices to third parties and all other publicity concerning the transactions contemplated by this Letter of Intent shall be jointly planned and co-ordinated by the Parties and no Party shall act unilaterally in this regard without the prior consent of the other Party, such approval not to be unreasonably withheld.

     (d) The deposits set forth in 1.c.i and ii shall be refundable on only the following two conditions:

     Until  Sciax  delivers  an  opinion  of  counsel  that   its
     shareholders have ratified the Combination in accordance with all applicable laws by 12/15/02, UgoMedia may engage in merger or business combination negotiations with other parties. If UgoMedia determines to go forward with another party prior to the Date, at the time a letter of intent or similar document is signed with such other party, UgoMedia shall refund the deposit. Until Closing, if UgoMedia shall make any material misrepresentation of fact in writing concerning itself or the transaction prior to Closing, and UgoMedia is given written notice of same by Sciax and is not able to cure within a reasonable time but in any event not to exceed 14 days, then UgoMedia shall refund the deposit.

3.   Conditions Precedent to Obligations to Perform

      The Closing and each Party's obligations under this Letter of Intent are conditional on the following conditions being satisfied on or before Closing:

     (a) the completion of a due diligence investigation by each Party, with each Party and its legal counsel, financial advisers, accountants and other agents being satisfied with the results of such investigation;

     (b) the representations and warranties of each Party made herein shall be true and accurate as of the date of Closing;

     (c) compliance with all applicable legal and/or regulatory requirements;

     (d) completion of all required corporate and shareholder actions and approvals, if any;

     (e) UgoMedia shall have a sufficient number of authorized but unissued and unreserved shares of common stock to consummate the transaction contemplated hereby;

     (f) there shall have been no material adverse change in the business, assets, liabilities of either Party or in the Reporting
Issuer Status and Listing Status (as defined in s.4(b) below) of UgoMedia;

     (g) each Party shall have received an opinion of counsel to the other Party regarding its incorporation and existence, its authorized and issued capital, the due authorization, execution
and   delivery  of  this  Letter  of  Intent  and  any  ancillary documents, compliance with relevant securities laws, and such other matters as are customary in transactions of this type or as counsel to the receiving Party may reasonably request.

4.   Representations and Warranties

     (a) Sciax hereby represents and warrants to UgoMedia as follows and acknowledges that UgoMedia is relying on these representations and warranties in entering into this Letter of Intent and performing its obligations hereunder.

     (i)  Due  Incorporation  -   Sciax  is  a  corporation  duly
          incorporated and validly existing under the laws of the Province of Ontario.

     (ii) Capacity and Due Authorization - Sciax has the power and capacity and good and sufficient right and authority to enter into this Letter of Intent on the terms and conditions herein set forth, to perform its obligations under this Letter of Intent.The execution and delivery of this Letter of Intent and the completion of the transactions contemplated herein has been duly and validly authorized by all necessary corporate action on the part of Sciax.

    (iii) Absence of Conflict - Sciax is not a party to, bound or affected by any agreement which would be violated, breached or terminated by, or which would result in creation or imposition of any encumbrance upon any of the shares or assets of Sciax as a consequence of the execution and delivery of this Letter of Intent or the consummation of the transactions contemplated in this Letter of Intent. The consummation of transactions contemplated herein do not and will not conflict with, or result in a breach of, or constitute a default under the terms or conditions of any constating documents of Sciax, any court or administrative order or process, any agreement or instrument to which Sciax is party or by which it is bound.

     (iv) Regulatory Approvals - Except as set out in s. 2(c)(iii) above, no governmental or regulatory authorization, approval, order, consent or filing is required on the part of Sciax in connection with the execution, delivery and performance of this Letter of Intent and the performance of Sciax's obligations under this Letter of Intent.

     (v) Share Capital - The authorized and issued share capital of Sciax is as set out in the financial statements of Sciax attached hereto as Schedule "D".

     (vi) No Options - Except as set out in this Letter of Intent, no third party has any agreement, warrant, option or right, or a right capable of becoming an agreement to acquire control of Sciax, to acquire all or substantially all of the assets of Sciax, or to carry out a business combination with Sciax;

     (vii) Permits - To the best of its knowledge, Sciax has obtained all permits, certificates, approvals, registrations and licenses which are required for the operation of its business as it is presently being conducted, and no violations thereof have been experienced, noted, or recorded, and no proceeding is pending or threatened to revoke or limit any of them.

     (viii)    Subsidiaries - Sciax has no subsidiary companies.

     (ix) Financial Statements - Sciax's financial statements attached hereto as Schedule "D" are substantially true and correct in every material respect and present fairly the financial position of Sciax and the results of its operations for the periods then ended, in accordance with Canadian GAAP applied on a consistent basis.

     (x) Assets and Liabilities - Sciax has no assets or liabilities except as set out in its financial statements attached hereto as Schedule "D".

     (xi) No Material Changes - Since the end of the period reported on in Sciax's Financial Statements, Sciax has carried on its business in the ordinary course of business and there have been no material adverse changes.

     (xii) Bankruptcy / Liquidation - No proceedings have been taken, are pending or have been authorized, and no receiver or trustee has been appointed for Sciax by Sciax or by any other person in respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Sciax.

     (xiii) Litigation - Except as oulined herein there are no judgements, decrees, injunctions, rulings or orders of any court, arbitrator, federal, provincial, state, municipal or other governmental authority, department, commission, board, bureau or agency, or any actions, suits, grievances or proceedings (whether or not on behalf of Sciax) commenced, pending or threatened against or relating to Sciax which may result in the imposition of a encumbrance on the shares or assets of Sciax, impose material liabilities on Sciax, or which may prevent, delay, make illegal or otherwise interfere with the consummation of the transactions contemplated in this Letter of Intent. A statement of claim has been filed against Sciax by a Swiss supplier. A copy of the statement of claim is appended hereto.

     (xiv) Capitalization - Subsequent to the merger closing and for a period of 18 months thereafter, Ugomedia shall not undertake a reverse split or similar action with respect to its stock. SCIAX is bound by this representation and agreement.


      (b)   UgoMedia hereby represents and warrants to  Sciax  as
follows   and  acknowledges  that  Sciax  is  relying  on   these
representations and warranties in entering into this Letter of Intent and performing its obligations hereunder:

     (i) Due Incorporation - UgoMedia is a corporation duly incorporated and validly existing under the laws of the State of Nevada.

     (ii) Capacity and Due Authorization - UgoMedia has the power and capacity and good and sufficient right and authority to enter into this Letter of Intent on the terms and conditions herein set forth, to perform its obligations under this Letter of Intent. The execution and delivery of this Letter of Intent and the completion of the transaction contemplated herein has been duly and validly authorized by all necessary corporate action on the part of UgoMedia.

     (iii) Absence of Conflict - UgoMedia is not a party to, bound or affected by any agreement which would be violated, breached or terminated by, or which would result in creation or imposition of any Encumbrance upon any of the shares or assets of UgoMedia as a consequence of the execution and delivery of this Letter of Intent or the consummation of the transactions contemplated in this Letter of Intent. The consummation of transactions contemplated herein do not and will not conflict with, or result in a breach of, or constitute a default under the terms or conditions of any constating documents of UgoMedia, any court or administrative order or process, any agreement or instrument to which UgoMedia is party or by which it is bound.

     (iv) Regulatory Approvals - Except as set out in s.2(c)(iii) above, no governmental or regulatory authorization, approval, order, consent or filing is required on the part of UgoMedia in connection with the execution, delivery and performance of this Letter of Intent and the performance of UgoMedia's obligations under this Letter of Intent.

     (v) Reporting Issuer Status - UgoMedia is a reporting company in the United States under U.S. Securities Law, but is not a "reporting issuer" in any province or territory of Canada, as that term is defined under Canadian securities law (the foregoing state of affairs being hereinafter known as the "Reporting Issuer Status").

     (vi) Listing Status - The common shares of UgoMedia are quoted for trading on the Bulletin Board under the symbol "UGMI". UgoMedia is in good standing with the Bulletin Board and is not in default under any of its rules, policies or by-laws (the foregoing state of affairs being hereinafter known as the "Listing Status").

     (vii) Financial Statements - UgoMedia's audited financial statements for the year ended December 31, 2001, and its unaudited financial statements period ended September 30, 2002, as filed with the SEC (collectively, the "UgoMedia Financial Statements"), are substantially true and correct in every material respect and present fairly the financial position of UgoMedia and the results of its operations for the periods then ended, in accordance with U.S. GAAP applied on a consistent basis.

     (viii) Assets and Liabilities - UgoMedia has no assets or liabilities except as set out in the UgoMedia Financial
          Statements.

     (ix) Share Capital - The authorized share capital of UgoMedia is as set out in the UgoMedia Financial Statements, of which there are 8,734,666 issued and outstanding shares of common stock and nil shares of preferred stock. After certain actions to be completed prior to Closing as set out in Schedule "A", UgoMedia will have approximately 6,000,000 shares of common stock issued and outstanding.

     (x) UgoMedia Shares - The UgoMedia shares to be issued to the shareholders of Sciax at Closing will be validly issued as fully-paid and non-accessible.

     (xi) No Options - Except as set out in this Letter of Intent, and except for outstanding warrants to purchase 395,000 common shares of UgoMedia, no third party has any agreement, warrant, option or right, or a right capable of becoming an agreement for the purchase of any issued or unissued shares of UgoMedia or securities convertible into such shares, or to require UgoMedia to convert or exchange any securities into or for shares in the capital of UgoMedia, or to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of UgoMedia.

     (xii) Permits - To the best of its knowledge, UgoMedia has obtained all permits, certificates, approvals, registrations and licenses which are required for the operation of the business presently being carried on by it, and no violations thereof have been experienced, noted, or recorded, and no proceeding is pending or threatened to revoke or limit any of them.

     (xiii) Subsidiaries - Except for Acquisitionco (to be incorporated), UgoMedia has no subsidiaries and does not own, directly or indirectly, any shares or interest in any other entity.

     (xiv) No Material Changes - Since the end of the period reported on in UgoMedia's Financial Statements, UgoMedia has carried on its business in the ordinary course of business and there have been no material adverse changes.

     (xv) Bankruptcy / Liquidation - No proceedings have been taken, are pending or have been authorized, and no receiver or trustee has been appointed for UgoMedia by UgoMedia or by any other person in respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of UgoMedia.

     (xvi) Litigation - There are no judgements, decrees, injunctions, rulings or orders of any court, arbitrator, federal, provincial, state, municipal or other governmental authority, department, commission, board, bureau or agency, or any actions, suits, grievances or proceedings (whether or not on behalf of UgoMedia) commenced, pending or threatened against or relating to UgoMedia which may result in the imposition of a Encumbrance on the UgoMedia Shares, impose material liabilities on UgoMedia, or which may prevent, delay, make illegal or otherwise interfere with the consummation of the transactions contemplated in this Letter of Intent.

     (xvii) Taxes - UgoMedia is not in arrears or in default in respect of the payment of any applicable taxes or the filing of any required tax return.

     (xviii)   Ugo Media will make available Form 10B5 upon the final
          execution of this agreement.


5.   Indemnification

      Sciax will agree to indemnify and hold harmless UgoMedia with respects to all losses arising out of any breach of representation, warranty or covenant of Sciax made pursuant to the agreement, including, without limitation, any representation or warranty with respect to the existence of litigation or threatened litigation which may effect the Assets. UgoMedia will agree to indemnify and hold harmless Sciax with respect to all losses arising out of any breach of any representation, warranty or covenant of UgoMedia made pursuant to the Agreement. The definitive Agreement will contain a comprehensive indemnity.

6.   Termination

      This Letter of Intent may be terminated only by mutual written consent of the Parties hereto and may be extended only upon mutual written consent of the Parties. If the terms and conditions of this letter are not fulfilled and the Agreement is not finalized and executed prior to December 15, 2002 or any extensions thereof, this Letter of Intent shall automatically expire and be void and of no further effect. This letter of Intent shall be subject to the terms and conditions set forth herein.

7.   Assignability

     This Letter of Intent shall not be assignable or transferable by either Party.

8.   Governing Laws

     The validity and interpretation of this Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada. The parties to this Letter of Intent agree that any litigation arising out of the terms of the proposed Merger set forth herein shall be commenced in courts located in the State of Nevada, Clark County. All parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Clark County with respect to any action arising under this Letter of Intent.

9.   Amendment

     This Letter of Intent shall be amended only with the written consent of the Parties.

10.  Counterparts

     This Letter of Intent may be executed in multiple counterparts by original or facsimile signature, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

11.  Brokers' or Finders' Fees

     Each Party shall indemnify and hold the other Party harmless from any claim for brokerage or finders' fees arising out the transactions contemplated hereby by any person claiming to have been engaged by either Party.

12.  Expenses

     Except as provided herein, each of Sciax and UgoMedia, and their shareholders, respectively, shall bear its own expenses in connection with the preparation for the consummation of the transaction contemplated by this Letter of Intent.

13.  No Binding Effect

     Except with respect to the non-refundable deposits and the obligations to pay expenses set forth on Schedule B, the understandings contained herein (i) do not constitute a binding agreement between the Parties hereto but merely express their intent with respect thereto and (ii) shall only become binding when a Combination Agreement is executed and the transactions contemplated hereby have been approved by each of the Parties.

     The foregoing Letter of Intent is accepted, approved and agreed to by UgoMedia Interactive Corporation this ___ day of ____, 2002.

                         UGOMEDIA INTERACTIVE CORPORATION

                         By:

                         Name: Aldo Rotondi

                         Title:    President

     The foregoing Letter of Intent is accepted, approved and agreed to by Sciax this ___ day of ___, 2002.

                         SCIAX TECHNOLOGY INC.


                         By:

                         Name:   Ken Smart; President & C.E.O.

                         Title:    Chief Executive Officer











SCHEDULE   "A"




UgoMedia Shares as of October    UgoMedia Shares In
31, 2002                         Preparation
                                 for and After

Rotondi       2,500,000           Rotondi           682,677
Nevada Fund   2,500,000           Nevada Fund     1,132,677
Bleazard        250,000           Bleazard          400,000
S Brock         250,000           S Brock           400,000
Others        3,234,666           Others          3,384,666
            ------------                        ------------
TOTAL         8,734,666            TOTAL          6,000,000



Sciax Shares  20,000,000

---------------------------------------------------------
TOTAL SHARES POST MERGER           26,000,000

Ownership Percentage Post
Original Sciax
Shareholders %                 76.92%
Original Ugo
Shareholders %                 23.08%
---------------------------------------------------------


SCHEDULE  B

Sciax Responsibilities: Prior to the Close of the Merger
Agreement

     (a) The execution of definitive agreements contemplated by this Letter of Intent.
     (b) Comply with all applicable legal and/or regulatory requirements.
     (c) Complete of all required corporate and shareholder actions and approvals, if any; including any approvals of all terms and conditions of the proposed Merger by the board of directors or shareholders of each Party.
     (d) Sciax shall pay the non-refundable earnest deposits of $100,000 USD payable as set forth in this Letter of Intent to Airam Capital Group, Inc.
     (e) Supply information (if necessary) to UgoMedia so that UgoMedia can prepare and file the 8-K.




UgoMedia Responsibilities Prior to the Close of the Merger
Agreement

     1.   Obtain Board of Directors Approval.
     2.   Draft and Sign a Definitive Merger Agreement.

Responsibilities of New Management Team Post Close of the Merger
Agreement

  1. By operation of law, the surviving company shall be responsible for all debts and obligations of UgoMedia prior to the date of the merger.
  2.   Prepare and file the 8-K.
  3. Be responsible for compiling and making all other SEC filings after the closing.